UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 3, 2016

THE GYMBOREE CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-21250	94-2615258
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

500 Howard Street, San Francisco, CA

94105

(Address of Principal Executive Office, Including Zip Code)

(415) 278-7000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 3, 2016, The Gymboree Corporation (the “Company”) announced that it has increased the price range to up to $520.00 per $1,000 principal amount for its previously announced cash tender offer for the maximum aggregate principal amount of its outstanding 9.125% Senior Unsecured Notes due 2018 (the “Notes”) that can be purchased for $40.0 million (excluding accrued interest on the Notes, which will also be paid) (the “Tender Offer”). The amended pricing terms were distributed to holders of the Notes in a Supplement to the Offer to Purchase for the Tender Offer, dated May 3, 2016. The Tender Offer is scheduled to expire at 11:59 p.m., New York City time, on May 23, 2016, unless extended by the Company in its sole discretion. The consummation of the Tender Offer is not conditioned upon any minimum amount of Notes being tendered but is conditioned upon the satisfaction or waiver of the conditions set forth in the Offer to Purchase and related Letter of Transmittal, each dated April 26, 2016, which have been sent to holders of the Notes.

A copy of the press release announcing the amendments to the pricing terms is furnished as Exhibit 99.1 to this Report and is incorporated herein by reference. The information contained in this report on Form 8-K does not constitute an offer to purchase, the solicitation of an offer to purchase or a solicitation of tenders or consents with respect to the Notes.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

No.	Description

99.1	Press release of The Gymboree Corporation dated May 3, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE GYMBOREE CORPORATION

Date: May 3, 2016	By:	/s/ ANDREW NORTH
	Name:	Andrew North
	Title:	Chief Financial Officer

EXHIBIT INDEX

No.	Description

99.1	Press release of The Gymboree Corporation dated May 3, 2016.